Exhibit 10.1

March 30, 2011

Bret Jardine

[ADDRESS]

Dear Bret,

As you are aware, pursuant to a Purchase Agreement, dated as of December 22, 2010 (the “Purchase Agreement”), Symphony Technology Group (“Symphony”) acquired certain indirect subsidiaries of CoreLogic (“CoreLogic”) including CoreLogic’s screening, human resources outsourcing, tax recovery and verification, and litigation support businesses (collectively, the “Company,” and the transaction hereinafter, the “Purchase”). We are excited about the future success of the Company, and we would like you to continue in your employment, subject to the terms and conditions of this Letter Agreement (this “Letter Agreement”).

l. Position; Duties.

(a) During your employment under this Letter Agreement, you will serve in a full-time capacity as General Counsel of STG-Fairway Holdings, Inc. (the “Employer”). In this position, you will report to the Chief Executive Officer of the Employer and will have such duties and responsibilities, commensurate with your position, as will be determined from time to time by the Employer. Your employment with the Employer under this Letter Agreement will commence as of the date you return an executed copy of this Letter Agreement to the Employer (which date, for purposes of this Letter Agreement, will be hereafter referred to as the “Effective Date”).

(b) Your initial principal place of employment will be the headquarters of the Employer currently located in St. Petersburg, Florida; provided that you may be required to travel from time to time for business reasons.

(c) By signing this Letter Agreement, you represent and warrant to STG-Fairway Holdings, LLC, the Employer and Symphony, as of the Effective Date, that:

(i) you are not under, subject to or otherwise obligated by any contractual commitments (including, without limitation, any non-competition, non-solicitation, proprietary information and inventions, members’, shareholders’, investors’ or similar agreements) that will be inconsistent with your obligations to STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates, or that would be breached by or would prevent or interfere with your execution of this Letter Agreement or your obligations under this Letter Agreement to STG-Fairway Holdings, LLC or the Employer; and

(ii) you have no holdings in the capital stock or equity interests of any company (other than holdings of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation) that is in competition with any line of business conducted by STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates.

2. Salary. You will be paid a salary at the annual calendar year rate of two hundred thousand dollars $200,000 (the “Base Salary”), payable in accordance with the Employer’s standard payroll practices for salaried employees, but in any event not less frequently than monthly. The Base Salary will begin to accrue on and from the Effective Date and will be subject to annual review and adjustment pursuant to the Employer’s employee compensation policies in effect from time to time.

3. Performance Bonuses. The board of managers (the “Board”) of the Employer’s parent, STG-Fairway Holdings, LLC, intends to adopt a management financial incentive plan similar to those provided to you in the past in which you will be eligible to receive an annual performance bonus in an amount equal to 75% of your Base Salary (the “Performance Bonus”). (Annual performance bonus opportunities are in the sole discretion of the Board.) Performance Bonuses will be payable for achieving specified annual target business plan objectives, that will be established by the Board. The Performance Bonus for each year will be payable no later than March 15th of the following year, subject to your continued employment through the payment date.

4. Retention Payments. Your First Advantage Retention Agreement dated September 17, 2010, provided for payment of $43,750 on the first regularly scheduled payroll date 90 days following closing of the Purchase (the “Retention Amount”), subject to certain specified conditions. The Employer will pay you the Retention Amount, subject to applicable withholding and subject to your continued employment with the Employer through the payment date.

5. Other Benefits. During your employment with the Employer, you will be eligible to participate in the Employer’s benefit plans made available to executive officers of the Employer, including, but not limited to, any group health insurance plan, dental insurance plan, life insurance plan, long and short term disability insurance plans, in accordance with standard terms and conditions of these plans. Such plans are subject to change or termination from time to time at the discretion of the Employer.

6. General Expense Reimbursement. During your employment, the Employer will reimburse you for all reasonable business-related expenses that you incur on the Employer’s behalf, including, but not limited to, expenditures that you make in connection with travel, entertainment and miscellaneous expenses. To obtain such reimbursement, you must timely submit reasonable documentation of such expenses in accordance with the standard policies and procedures established by the Employer as in effect from time to time.

7. Period of Employment.

(a) Your employment with the Employer will be “at will”, meaning that either you or the Employer will be entitled to terminate your employment at any time and for any reason, with or without Cause or with Good Reason. Although, subject to the terms of this Letter Agreement, your job duties, title, compensation and benefits, as well as the Employer’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Employer.

(b) Subject to and notwithstanding the other provisions of this Letter Agreement, if your employment with the Employer is terminated, your benefits under this Letter Agreement in the event of any such termination will be as set forth in this Paragraph 7(b).

(i) In General. Upon termination of employment for any reason, you will be entitled to receive your Base Salary through the date on which your employment terminates (the “Date of Termination”), unpaid expense reimbursements, and other amounts due to you pursuant to applicable law and the plans, policies, and practices of the Employer (the Accrued Obligations”).

(ii) Additional Payments Upon Termination Without Cause or with Good Reason. If your employment is terminated by the Employer without Cause or with Good Reason, and subject to the conditions set forth in Paragraph 7(c), you also will be entitled to continued payment of your Base Salary for a period of six (6) months, in accordance with the Employer’s standard payroll practices.

(c) Release of Claims. Notwithstanding anything in this Letter Agreement to the contrary, you (or your estate or representative, as applicable) will be obligated to execute, within sixty days (60) following your Date of Termination (the “Release Period”) a general release of claims in favor of STG-Fairway Holdings, LLC and the Employer, substantially in the form attached hereto as Exhibit B, which release shall have become effective and irrevocable in its entirety, as a condition to receiving any benefits and payments under this Paragraph 7 (other than payment of the Accrued Obligations). Your failure or refusal to sign the release (or your revocation of such release in accordance with applicable law) will result in the forfeiture of the payments and benefits under this Paragraph 7 and the repayment of any amounts already paid to you (other than the Accrued Obligations).

(d) Compliance with Obligations. If, following a termination of employment you breach, in any material respect, any provision of Paragraphs 8 and 9 of this Letter Agreement, including any provision of the Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit C (the “Confidentiality Agreement”), you will not be eligible, as of the date of such breach, for any of the payments and benefits described under this Paragraph 7 (other than the Accrued Obligations) and any and all obligations and agreements of the Employer with respect to such payments shall thereupon cease.

(e) Effect of Termination. The termination of your employment for any reason will constitute your resignation from (i) any director, officer or employee position you have with STG-Fairway Holdings, LLC, the Employer or any affiliate thereof and (ii) all fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates. You hereby agree that this Letter Agreement will serve as written notice of resignation in this circumstance.

8. Outside Activities.

(a) Exclusive Services. During your employment with the Employer, you will not engage in any other gainful employment, business or activity without the written consent of the Employer. The Employer, however, reserves the right to require you to resign from any board or similar body on which you may serve if it determines in good faith that your service on such board interferes with the effective discharge of your duties and responsibilities to STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates. In addition, you will not own, directly or indirectly, any capital stock or equity interests of any company which is in competition with any line of business conducted by STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates; provided, however, that you may own, directly or indirectly, up to one percent (1%) of the outstanding capital stock of any publicly traded corporation.

(b) Non-Disparagement. While employed by the Employer and thereafter, you will not knowingly publicly disparage, or otherwise make any derogatory statements regarding STG Fairway Holdings, LLC, the Employer, Symphony or any of their respective affiliates, or any of their respective directors or officers. The members of the Board and the board of directors of the Employer will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding you. Notwithstanding the foregoing, nothing contained in this Letter Agreement will be deemed to restrict any individual or entity from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Trade Secrets. In the course of your employment with the Employer you have become, and will continue to become, familiar with the trade secrets of STG-Fairway Holdings, LLC, the Employer and their respective affiliates (collectively, the “Company Group”) and with other confidential information concerning the business of the Company Group. Because of the foregoing and in further consideration of the compensation and other benefits to be provided to you under this Letter Agreement, you will not during your employment with the Employer, and continuing thereafter, directly or indirectly use trade secrets (as such term is defined in Section 3426(l)(d) of the Uniform Trade Secrets Act) of the Company Group, confidential information or proprietary materials of the Company Group or otherwise engage in unfair competition against the Company Group.

(d) Non-Solicitation. While you are employed by the Employer or any of its affiliates and continuing for a period of six (6) months thereafter, (the “Non-Solicit Period”), you will not, directly or indirectly, (i) knowingly interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent six (6)-month period, an employee, officer, representative or agent of STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates, or solicit, induce or attempt to solicit or induce any of them to leave the employ of STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates, or violate the terms of their respective contracts, or any employment arrangements, with such entities; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other person or entity then having a business relationship with STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates to cease doing business with STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates, or in any way knowingly interfere with the relationship between STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates and any customer, client, supplier, licensee or other business relationship. As used herein, the term “indirectly” will include, without limitation, the authorized use of the your name by any competitor of STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates to induce or interfere with any employee or business relationship of STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates.

(e) Non-Competition. While you are employed by the Employer or any of its affiliates and continuing for a period of six (6) months thereafter, you shall not, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person or entity, own, manage, operate, control, participate in, invest in (other than an investment that results in you owning less than one-percent (1%) of the outstanding voting stock of a publicly traded company), or carry on a business that is in direct competition with the products and services currently offered by STG Fairway Holdings, LLC, the Employer or any of their respective affiliates.

9. Confidentiality. Like all employees, you will be required, as a condition to your employment with the Employer, to sign the Confidentiality Agreement, which is the Employer’s standard form of Confidential Information and Inventions Assignment Agreement. For all purposes of this Letter Agreement, the covenants contained in the Confidentiality Agreement are incorporated herein by reference as if such covenants were set forth herein in full.

10. Material Inducement; Injunctive Relief. You acknowledge and agree that the covenants entered into by you in Paragraphs 8 and 9 are essential elements of the parties’ agreement as expressed in this Letter Agreement, are a material inducement for the Employer to enter into this Letter Agreement and the breach of any of those covenants would be a material breach of this Letter Agreement. You further acknowledge and agree that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8 and 9 would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer will be entitled to seek to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, restraining you from engaging in the activities prohibited by Paragraphs 8 and 9 of this Letter Agreement, or such other relief as may be required specifically to enforce this Letter Agreement.

11. Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and any other legal deduction or withholding requirements.

12. Section 409A of the Code.

(a) This Letter Agreement is intended to meet the requirements of Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of this Letter Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

(b) Notwithstanding any other provision of this Letter Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(l) of the Code, the payment will be paid (or provided) in accordance with the following:

(i) If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period.

(ii) Payments with respect to reimbursements of expenses, business club memberships, financial planning expenses, relocation expenses or legal fees shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

13. 280G Treatment. Notwithstanding anything in this Letter Agreement to the contrary, in the event you receive severance or other payments or benefits that would be considered “parachute payments” within the meaning of Section 280G of the Code (“Section 280G” and the “Parachute Payments”), you agree to submit the Parachute Payments for shareholder approval in accordance with the requirements of Section 280G and the regulations promulgated thereunder. You acknowledge that, in connection with the shareholder approval process, you are required to waive your right to receive and/or retain the Parachute Payments in the event shareholders do not validly approve the payments as required by Section 280G. In the event you refuse to sign a 280G waiver if so requested by the Employer, payments and/or benefits you might receive (whether severance or otherwise) that are deemed “contingent” on a transaction under Section 280G shall be reduced so that no portion of the payments and/or benefits will be deemed parachute payments (and to the extent any such reduced payments already were paid, you agree to return those amounts to the Employer). For purposes of any such reduction, cash payments shall be reduced first, on a pro-rata basis, then payments related to equity grants (whether in the form of vesting acceleration or otherwise), in reverse order of the date of grant, and then any other payments and benefits due to you on a pro-rata basis.

14. Definitions. To the extent not defined herein, Exhibit A to this Letter Agreement sets forth the applicable definitions of capitalized terms in this Letter Agreement.

15. Entire Agreement. This Letter Agreement and its exhibits, including the referrals herein to other documents, plans and agreements, contain all of the terms of your employment with the Employer and supersede, as of the Effective Date, any prior understandings or agreements, whether oral or written, between you and CoreLogic, STG-Fairway Holdings, LLC, the Employer or their respective predecessors or affiliates, including your Retention Agreement dated September 17, 2010.

16. Source of Payments. All payments provided under this Letter Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which STG-Fairway Holdings, LLC or the Employer may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

17. Severability. The illegality, invalidity or unenforceability of any provision of this Letter Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity, enforceability of any other provision. In addition to, and consistent with the foregoing, although the covenants in Paragraph 8 of this Letter Agreement are considered by the STG-Fairway Holdings, LLC, the Employer and you to be reasonable in all the circumstances, if one or more of such covenants should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, then such covenants shall apply with such modifications as may be necessary to make them valid and effective.

18. Nonassignability; Binding Agreement. Your rights, duties, obligations or interests under this Letter Agreement will not be assignable or delegable by you, and all of the rights and obligations of STG-Fairway Holdings, LLC and/or the Employer hereunder will not be assignable by STG-Fairway Holdings, LLC or the Employer except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of STG-Fairway Holdings, LLC’s and/or the Employer’s assets.

19. Amendment, Governing Law, and Venue. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Employer. The terms of this Letter Agreement and the resolution of any disputes will be governed by the law of the State of Florida, without giving effect to the principles of conflict of laws, and shall be filed in a court sitting in St. Petersburg, Florida.

20. Arbitration. You and the Employer agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Letter Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment by the Employer or any termination thereof, will be settled by arbitration to be held at a location in St. Petersburg, Florida in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association and as agreed upon by the parties. The arbitrator or arbitrators may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Employer and you each will separately pay its costs and expenses of the arbitration, unless the arbitrator determines otherwise in accordance with applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Letter Agreement and the enclosed Confidentiality Agreement and returning them to me. As required by law, your employment with the Employer is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

We look forward to your continued success with the Company.

Very truly yours,
STG-FAIRWAY HOLDINGS INC.
By:	/s/ Todd Mavis
Name:	[Todd Mavis]
Title	[CEO]

I have read and accept this employment offer:

/s/ Bret T. Jardine	Dated:	3/31/11
BRET JARDINE

Exhibit A

Definitions

For purposes of the Letter Agreement, the terms set forth below will have meanings set forth herein; provided, however, that if a term is defined in the STG-Fairway Holdings, LLC Incentive Plan, that definition shall instead be used.

“Cause” means:

(a) any willful act or omission by you constituting dishonesty, fraud or other malfeasance, which in any such case is injurious to the financial condition or business reputation of the STG-Fairway Holdings, LLC, the Employer, Symphony or any of their respective affiliates;

(b) your conviction of, or pleading nolo contendere to, any felony or a misdemeanor involving moral turpitude (or the equivalents thereof in any other jurisdiction in which the STG Fairway Holdings, LLC, the Employer or any of their respective affiliates conducts business);

(c) any material misrepresentation or significant breach of any of the terms of this Letter Agreement or any significant failure to carry out your obligations under this Letter Agreement; or

(d) any judgment made by a court of competent jurisdiction or any binding arbitration award made by an arbitral body against you or STG-Fairway Holdings, LLC or the Employer that has the effect of materially diminishing your ability or willingness to perform the duties of your position as specified in Paragraph 1 of the Letter Agreement or the ability or willingness of the STG-Fairway Holdings, LLC or the Employer to accept your performance of such duties (including, without limitation, any such determination or award enforcing any proprietary information and inventions or similar agreement with a third party).

“Good Reason” means:

(a) a significant reduction of your duties, position, or responsibilities, relative to your duties, position, or responsibilities in effect immediately prior to such reduction (provided, however, that your continuing in his same general role on a divisional or business unit basis, following the acquisition of the Employer by a larger entity, shall not be considered a significant reduction of duties, position, or responsibilities);

(b) A reduction in your Base Salary as in effect immediately prior to such reduction other than pursuant to a one-time reduction that also is applied to substantially all other executive officers of the Employer and which one-time reduction reduces the Base Salary by a percentage reduction that is no greater than 10%;

(c) The relocation of you to a facility or location more than thirty-five (35) miles from your current place of employment; or

(d) The failure of the Employer to obtain the assumption of this Agreement by a successor.

Exhibit B

[ADDRESS]

This General Release of all Claims (this “Agreement”) is entered into by Bret Jardine (the “Executive”) and STG-Fairway Holdings, Inc. (the “Employer”), effective as of .

In consideration of the promises set forth in the letter agreement between the Executive and the Employer, dated January [_], 2011 (the “Employment Agreement”), the Executive and the Employer agree as follows:

l. Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Employer in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Employer.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Employer, its subsidiaries and affiliates (including without limitation Symphony Technology Group) and each of their respective officers, employees, directors, members shareholders, parents and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Employer or any parents, subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have in accordance with STG-Fairway Holdings, LLC’s and/or the Employer’s governance instruments or under any director and officer liability insurance maintained by STG-Fairway Holdings, LLC or the Employer with respect to liabilities arising as a result of the Executive’s service as an officer and employee of STG Fairway Holdings, LLC and/or the Employer. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Employer with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Employer may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Employer.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Employer to the Executive under the Employment Agreement or any indemnification rights the Executive may have in accordance with the STG-Fairway Holdings, LLC’s and/or the Employer’s governance instruments or under any director and officer liability insurance maintained by the Employer (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Employer confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4. Remedies. In the event that (i) the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or (ii) he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or (iii) he revokes the ADEA release contained in Section 2(b) within the seven-day period provided under Section 2(b), the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement; any such reclamation or termination by the Employer in accordance with this Section 4 shall not operate as a waiver of the release granted herein in the circumstances described in the foregoing clauses (i) and (ii). The Executive acknowledges and agrees that the remedy at law available to the Employer for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Employer may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Employer shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein. Such injunctive relief in any court shall be available to the Employer, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Employer and limiting also his ability to pursue certain claims against the Employer.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer.

7. Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to your employment with the Employer shall be governed by the laws of the State of Florida applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in St. Petersburg, Florida.

8. Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Employer, to the attention of the Employer’s General Counsel. Any notice given by regular mail shall be deemed to have been given three days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

STG-FAIRWAY HOLDINGS, INC.
By:

BRET JARDINE

Dated: